                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                             EXCHANGE ACT OF 1934


Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                         TOMMY HILFIGER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                          TOMMY HILFIGER CORPORATION

                 NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD NOVEMBER 2, 1998

  The 1998 Annual Meeting of Shareholders of Tommy Hilfiger Corporation will be held at PricewaterhouseCoopers, Price Waterhouse Centre, Lower Collymore Rock, Bridgetown, St. Michael, Barbados, on Monday, November 2, 1998 at 11:00 a.m., local time, for the following purposes:

    1. To elect three directors to the Board of Directors of the Company for a term to expire at the 2001 Annual Meeting of Shareholders;

    2. To consider and act upon a proposal to renew the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan;

    3. To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending March 31, 1999;

    4. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on September 18, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

  Shareholders are invited to attend the Annual Meeting. Any shareholder entitled to attend and vote at the Annual Meeting is entitled to appoint a proxy to attend and vote instead of him. Whether or not you expect to attend, WE URGE YOU TO VOTE, SIGN, DATE AND PROMPTLY RETURN the enclosed Proxy Card in the envelope provided which requires no postage if mailed in the United States. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

September 25, 1998

                          TOMMY HILFIGER CORPORATION
                        6/F, PRECIOUS INDUSTRIAL CENTRE
                             18 CHEUNG YUE STREET
                      CHEUNG SHA WAN, KOWLOON, HONG KONG
                              TEL: 852-2745-7798

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Tommy Hilfiger Corporation (the "Company") of proxies to be used at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Monday, November 2, 1998 at 11:00 a.m., local time, at PricewaterhouseCoopers, Price Waterhouse Centre, Lower Collymore Rock, Bridgetown, St. Michael, Barbados, and at any adjournment thereof.

  The expected date of the first mailing of this Proxy Statement and the accompanying Proxy Card to the Company's shareholders is September 25, 1998.

                              PROXY SOLICITATION

  A Proxy Card is enclosed for use at the Annual Meeting. Proxies that are properly completed, signed and received prior to the Annual Meeting will be voted in accordance with the instructions of the persons executing the same. Unless instructed to the contrary, the proxies will be voted FOR Proposals 1, 2 and 3 set forth in the Notice of the Annual Meeting. If any other matters are properly presented to the Annual Meeting for action, it is intended that the persons named in the enclosed Proxy Card and acting thereunder will vote in accordance with their best judgment on such matters. A proxy may be revoked by a shareholder at any time before the effective exercise thereof.

  The expense of preparing, printing and mailing this Proxy Statement and the proxies solicited hereby will be borne by the Company. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of the Company, none of whom will receive additional compensation therefor. The Company will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding material to the beneficial owners of shares held of record by others.

  A copy of the Annual Report of the Company containing audited financial statements for the fiscal year ended March 31, 1998 is enclosed herewith or has previously been sent to you. Such report is not a part of this Proxy Statement.

  On September 18, 1998, the record date for the determination of shareholders entitled to vote at the Annual Meeting, 46,861,878 Ordinary Shares, par value $.01 per share, of the Company (the "Ordinary Shares") were outstanding and carry the right to one vote for each such share with respect to each matter to be voted on at the Annual Meeting.

  Ordinary Shares represented by proxies that withhold authority to vote for a nominee for director or indicate an abstention or broker non-vote will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. However, such shares will not be treated as votes cast at the Annual Meeting and thus will have no effect on the outcome. The presence, in person or by proxy, of at least 50% of the votes of the Ordinary Shares entitled to vote on proposals at the Annual Meeting will constitute a quorum.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth data as of September 15, 1998 concerning the beneficial ownership of Ordinary Shares by (i) the persons known to the Company to beneficially own more than five percent of the outstanding Ordinary Shares of the Company, (ii) all directors and nominees and each Named Executive Officer (as defined below) and (iii) all directors and executive officers as a group.

                                                      AMOUNT
                                                   BENEFICIALLY        PERCENT
                                                      OWNED          OF CLASS(1)
                                                   ------------      -----------
     AIHL Investment Holdings Limited(2)
      Craigmuir Chambers
      P.O. Box 71
      Road Town, Tortola
      British Virgin Islands......................  9,045,930           19.1%
     The Equitable Companies Incorporated(3)
      1290 Avenue of the Americas
      New York, NY 10104..........................  4,474,120            9.4%
     DIRECTORS AND NAMED EXECUTIVE OFFICERS:
     Silas K.F. Chou..............................        -- (4)         --
     Thomas J. Hilfiger...........................     10,000(4)          *
     Joel J. Horowitz.............................     10,600(4)          *
     Lawrence S. Stroll...........................        -- (4)         --
     Benjamin M.T. Ng.............................    153,070(5)          *
     Ronald K.Y. Chao.............................      2,800(4)(6)       *
     Lester M.Y. Ma...............................      7,000(6)          *
     Joseph M. Adamko.............................      8,600(7)          *
     Clinton V. Silver............................      9,200(6)          *
     Simon Murray.................................      2,000(6)          *
     All directors and executive officers as a
      group (including Ordinary Shares owned by
      AIHL Investment Holdings Limited)
      (14 persons)(2).............................  9,252,200           19.5%

--------
 * Less than 1%.
(1) Shares outstanding includes the right to acquire beneficial ownership of 551,486 Ordinary Shares pursuant to currently exercisable stock options under Company stock option plans. For purposes of this table, "currently exercisable" stock options include options becoming vested and exercisable within 60 days from September 15, 1998.
(2) Information based on Amendment to Schedule 13D dated September 7, 1998 filed with the Securities and Exchange Commission (the "SEC") by AIHL Investment Holdings Limited ("Holdings"). According to the Schedule 13D, Holdings has shared dispositive power and shared voting power over all of the shares. As set forth in the Schedule 13D, Holdings is owned 67.9% by Sportswear Holdings Limited ("Sportswear"), 21.825% by Mr. Hilfiger, 7.275% by Mr. Horowitz and 3% by Anasta Holdings Limited ("Anasta"), an affiliate of Mr. Chou, and Sportswear is owned 50% by Westleigh Limited ("Westleigh"), which is privately owned by members of the Chao family (including Messrs. Chou and Chao), and 50% by Flair Investment Holdings Limited ("Flair"), in which Mr. Stroll has an indirect beneficial ownership interest. According to the Schedule 13D, each of Sportswear, Anasta, Westleigh, Flair, Mr. Hilfiger and Mr. Horowitz may be deemed to have shared dispositive power and shared voting power over, and thus to beneficially own, all of the Ordinary Shares owned by Holdings through their respective direct or indirect ownership of the capital stock of Holdings.
(3) Information based on Amendment to Schedule 13G dated March 9, 1998 filed with the SEC by The Equitable Companies Incorporated ("Equitable"). According to the Schedule 13G, (a) Equitable, a parent holding company, has sole dispositive power over 4,417,920 of the shares, shared dispositive power over

    1,600 of the shares, sole voting power over 1,134,032 of the shares and shared voting power over 3,281,200 of the shares and (b) certain of Equitable's subsidiaries have sole dispositive power over 4,472,500 of the shares, shared dispositive power over 1,600 of the shares, sole voting power over 1,188,632 of the shares and shared voting power over 3,281,200 of the shares.
(4) Not including Ordinary Shares owned by Holdings. See footnote 2 above.
(5) Issuable upon the exercise of currently exercisable stock options under the Plans (as defined below).
(6) Issuable upon the exercise of currently exercisable stock options under the Directors Option Plan (as defined below).
(7) Includes 7,200 Ordinary Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.

PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Board of Directors is divided into three classes with staggered three-year terms. At each Annual Meeting of Shareholders, the successors of the class of directors whose terms expire at such meeting are elected for three-year terms.

NOMINEES FOR DIRECTOR

  The Company's Board of Directors has nominated three directors to be elected to the Board of Directors at the Annual Meeting for three-year terms, each of whom is currently a director of the Company: Joel J. Horowitz, Ronald K.Y. Chao and Simon Murray.

  The principal occupations and other biographical information of the nominees are as follows:

  Joel J. Horowitz, 47, is Chief Executive Officer and President of the Company. Mr. Horowitz has served as Chief Executive Officer since 1994 and as President since June 1995. From 1989 to 1994, Mr. Horowitz served as President and Chief Operating Officer of the Company and its predecessors. Mr. Horowitz has been a Director of the Company since 1992.

  Ronald K.Y. Chao, 59, has been a Director of the Company since 1992. In 1996, Mr. Chao was appointed as Vice Chairman of Novel Enterprises Limited ("Novel Enterprises"). For more than five years prior thereto, Mr. Chao served as the Managing Director of Novel Enterprises. In addition, Mr. Chao has served as a director of Novel Denim Holdings Limited ("Novel Denim"), a Mauritius-based manufacturer of denim garments and fabric quoted on the Nasdaq National Market and an affiliate of Novel Enterprises, since February 1997.

  Simon Murray, 58, has been a Director of the Company since April 1997. From 1993 to 1997, Mr. Murray was the Executive Chairman Asia Pacific of Deutsche Bank AG and is currently the Chairman of General Enterprise Management Services, a private equity fund management company sponsored by Simon Murray And Associates and Deutsche Bank. Mr. Murray is also a director of a number of public companies in the Far East, including Hutchison Whampoa Limited and Orient Overseas (International) Limited, and other companies in Europe, including Compagnie General Des Eaux.

  The election of the directors requires the affirmative vote of a plurality of the Ordinary Shares voted, in person or by proxy, at the Annual Meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE.

DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AND NON-DIRECTOR EXECUTIVE OFFICERS

  The principal occupations and other biographical information of the directors of the Company whose terms continue are as follows:

                                                                   EXPIRATION OF
        NAME                                                   AGE PRESENT TERM
        ----                                                   --- -------------
      Silas K.F. Chou.........................................  52     1999
      Thomas J. Hilfiger......................................  47     1999
      Lawrence S. Stroll......................................  39     2000
      Benjamin M.T. Ng........................................  36     2000
      Lester M.Y. Ma..........................................  51     2000
      Joseph M. Adamko........................................  66     1999
      Clinton V. Silver.......................................  68     2000

  Silas K.F. Chou has been Chairman of the Board of the Company since 1992. Mr. Chou also has served for more than the past five years as an Executive Director of Novel Enterprises. Mr. Chou was appointed as Managing Director of Novel Enterprises in 1996. In addition, Mr. Chou has been the Chairman of the Board of Novel Denim since 1996. From 1992 to 1998, Mr. Chou was Chairman of the Board of Pepe Jeans London Corporation and its predecessor (collectively, "PJLC") and Chief Executive Officer of AIHL Investment Group Limited and its predecessor (collectively, "AIHL").

  Thomas J. Hilfiger has been a Director since 1992 and Honorary Chairman of the Board of the Company since 1994. Prior thereto, Mr. Hilfiger was Vice Chairman of the Board of the Company and its predecessors since 1989, and President of Tommy Hilfiger, Inc. ("THI") from 1982 to 1989. Mr. Hilfiger has been designing clothes under the Tommy Hilfiger trademarks since 1984.

  Lawrence S. Stroll has been a Director of the Company since 1992 and has served as Chief Executive Officer of Tommy Hilfiger (HK) Limited ("THHK") since 1993. Prior to 1993, he was active in the senior management of THI from 1989 to 1990 and has served as an advisor to the Company and its predecessors since 1989 through a consulting arrangement. Mr. Stroll was also Group Chief Executive Officer of PJLC from 1993 to 1998 and Chairman of the Board of AIHL from 1992 to 1998. Mr. Stroll's legal name is Lawrence S. Strulovitch.

  Benjamin M.T. Ng has been a Director of the Company since 1992 and its Chief Financial Officer and Executive Vice President-Strategic Development since May 1998. From 1992 to 1998, Mr. Ng served as Executive Vice President-Corporate Finance of the Company. From 1988 to 1991, Mr. Ng was employed in the mergers and acquisitions department at Goldman, Sachs & Co. Mr. Ng devotes a significant portion of his time to matters related to AIHL and its affiliates other than the Company.

  Lester M.Y. Ma has been a Director of the Company since 1992 and served as its Treasurer from 1996 to 1997. Mr. Ma has been an Executive Director and Group Chief Accountant of Novel Enterprises for more than the past five years. In addition, Mr. Ma has been a director of Novel Denim since 1992 and its Treasurer since February 1997. Mr. Ma's legal name is Mang Yin Ma.

  Joseph M. Adamko has been a Director of the Company since 1993. Since 1992, Mr. Adamko has been a director of Sterling Bancorp and Vice Chairman and a director of Sterling National Bank. Prior thereto, Mr. Adamko was employed by Manufacturers Hanover Trust Company of New York in a variety of positions for over 30 years, including most recently as a Managing Director.

  Clinton V. Silver has been a Director of the Company since 1994. Mr. Silver currently serves as a consultant to, and from 1991 until his retirement in 1994, served as Deputy Chairman of, Marks & Spencer plc ("Marks & Spencer"), an international retailer based in London. Mr. Silver served as a director of Marks & Spencer from 1974 to 1994 and as Joint Managing Director from 1990 to 1994. Mr. Silver is also a non-executive director of Hillsdown Holdings plc and the Pentland Group plc.

  Ronald K.Y. Chao and Silas K.F. Chou are brothers.

  The principal occupations and other biographical information of the Company's non-director executive officers are as follows:

  Joel H. Newman, 57, has been the Company's Chief Administrative Officer and Executive Vice President-Finance since May 1998. From 1997 to 1998, Mr. Newman served as Executive Vice President-Operations of the Company. Since 1993, Mr. Newman has also held various senior operations and financial positions with Tommy Hilfiger U.S.A., Inc. ("TH USA"). Prior to joining the Company, Mr. Newman held various senior operations and financial positions with major companies in the apparel wholesale and retail industries.

  Arthur Bargonetti, 64, has been Senior Vice President-Operations of the Company since May 1998. In addition, Mr. Bargonetti has been the Chief Operating Officer and Executive Vice President of Pepe Jeans USA, Inc. ("Pepe USA"), which was acquired by TH USA in May 1998, since 1994. Prior thereto, Mr. Bargonetti was the Chief Operating Officer and Executive Vice President of Bidermann Industries U.S.A., Inc.

  Joseph Scirocco, 41, has been Senior Vice President and Treasurer of the Company since December 1997. Prior to joining the Company, Mr. Scirocco was employed in the Retail and Consumer Products Group of Price Waterhouse LLP, where he served as an Audit Partner since 1990.

  Lawrence T.S. Lok, 41, has been Secretary of the Company and Novel Enterprises since December 1994. In addition, Mr. Lok has been Secretary of Novel Denim since February 1997. Mr. Lok has also been Deputy Group Chief Accountant of Novel Enterprises for more than the past five years.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors has standing Audit, Compensation and Investment Committees (the "Standing Committees").

  The Audit Committee recommends to the Board of Directors an accounting firm to serve as the Company's independent accountants, reviews the scope and results of the annual audit of the Company's consolidated financial statements, reviews nonaudit services provided to the Company by the Company's independent accountants and monitors transactions among the Company and its affiliates. The Audit Committee currently consists of Mr. Silver, who is the Chairman, Mr. Adamko and Mr. Murray.

  The Compensation Committee is responsible for supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee currently consists of Mr. Adamko, who is the Chairman, Mr. Silver and Mr. Murray.

  The Investment Committee is responsible for overseeing the performance of the Company's investments, identifying and interviewing potential investment managers and determining the investment policies for the Company's short and long term cash management. The Investment Committee is comprised of Mr. Ma, who is the Chairman, and Mr. Ng.

  In October 1997, a Special Committee of Independent Directors, consisting of Messrs. Murray, Adamko and Silver (the "Special Committee"), was formed to consider and negotiate the possible acquisition of the Company's womenswear, jeanswear and Canadian licensees, which acquisition was completed in May 1998.

  During the last fiscal year, each of the Board of Directors and the Compensation Committee held four meetings. Each of the Audit and Investment Committees held two meetings. The Special Committee held eight meetings. While serving as a director, each of the directors participated in at least 75% of the meetings of the Board of Directors during the 1998 fiscal year and, except for Mr. Ma with respect to the Investment Committee, at least 75% of the meetings of all Committees of the Board on which such director served.

DIRECTOR COMPENSATION

  Directors who are officers or employees of the Company or any of its subsidiaries receive no additional compensation for their service on the Board and its Committees. All other directors of the Company ("Non-Employee Directors") receive the following retainers: $25,000 per annum for members of the Board; $5,000 per annum for members of Standing Committees; and $3,000 per annum for Chairmen of Standing Committees. Each member of the Special Committee received a supplemental fee of $15,000 in fiscal year 1998. The Non-Employee Directors also receive $2,000 for attendance at each meeting of the Board or a Committee.

  In August 1994, the Board of Directors and the Company's shareholders approved the Directors Option Plan (as defined below), whereby directors who are not officers or employees of the Company or any of its subsidiaries are eligible to receive an initial grant of 10,000 options, and subsequent annual grants of 1,000 options, to acquire Ordinary Shares of the Company at the fair market value on the dates of grant. See "Stock Option Plans."

CERTAIN LITIGATION

  On February 2, 1998, February 12, 1998 and February 17, 1998, three alleged holders of Ordinary Shares filed purported derivative actions in New York State court on behalf of the Company against the members of the Board of Directors. The actions were later consolidated and an amended complaint was served on May 29, 1998. The amended complaint alleges that the Board's approval of the Acquisition (as defined below) constitutes a breach of fiduciary duty and corporate waste, and seeks equitable relief and damages in favor of the Company, and an award of fees to the plaintiffs' attorneys. On June 15, 1998, the Company and its directors moved to dismiss the consolidated action on several grounds. The motion to dismiss remains pending.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid and accrued by the Company and its subsidiaries for the fiscal years ended March 31, 1998, 1997 and 1996 to the Company's chief executive officer and the four other most highly compensated executive officers (the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                  ANNUAL COMPENSATION        COMPENSATION
                                -----------------------    -----------------
                                                                AWARDS
                                                           -----------------
                                                              SECURITIES
   NAME AND PRINCIPAL    FISCAL                               UNDERLYING        ALL OTHER
        POSITION          YEAR  SALARY ($)    BONUS ($)    STOCK OPTIONS (#) COMPENSATION ($)
   ------------------    ------ ----------    ---------    ----------------- ----------------
Joel J. Horowitz........  1998     505,000    9,343,000             --              600(1)
 Chief Executive Officer  1997     473,000    7,174,000             --              353
 and President            1996     430,000    5,016,000             --              270
Thomas J. Hilfiger......  1998  10,464,000    3,500,000(2)          --              600(1)
 Honorary Chairman and    1997   8,498,223    4,500,000(2)          --              353
 Principal Designer       1996   6,510,179      800,000             --              270
Silas K.F. Chou.........  1998     750,000(3)   325,000             --              --
 Chairman of the Board    1997     750,000(3)   325,000             --              --
                          1996     750,000(3)   325,000             --              --
Lawrence S. Stroll......  1998     625,000(4)   325,000             --              --
 Chief Executive Officer  1997     625,000(4)   325,000             --              --
 of THHK                  1996     625,000(4)   325,000             --              --
Benjamin M.T. Ng........  1998     257,500      700,000           5,000           5,229(5)
 Chief Financial Officer  1997     250,000      211,375           5,000           4,044
 and Executive Vice       1996     150,000      288,625         150,000           4,093
 President--Strategic
 Development

--------
(1) Amount represents premiums paid by the Company for group term life insurance on behalf of the Named Executive Officer.
(2) All of the 1998 amount, and $3,500,000 of the 1997 amount, will be payable on a deferred basis. See "Certain Employment Agreements."
(3) 1998 and 1997 amounts include 50% of the fees paid pursuant to a consulting agreement between Tommy Hilfiger (Eastern Hemisphere) Limited ("THEH") and Fasco International, Inc. ("Fasco International"), a subsidiary of Sportswear. 1996 amount includes 50% of the fees paid pursuant to a consulting agreement between TH USA and Falcon International, Inc. ("Falcon International"), a subsidiary of Sportswear. See "Certain Relationships and Related Transactions."
(4) Includes (i) for 1998 and 1997, 50% of the fees paid pursuant to a consulting agreement between THEH and Fasco International, and for 1996, 50% of the fees paid pursuant to a consulting agreement between TH USA and Falcon International; and (ii) all of the fees paid pursuant to a consulting agreement between THEH and an affiliate of Mr. Stroll. See "Certain Relationships and Related Transactions."
(5) Amount represents employer matching contribution under the Tommy Hilfiger U.S.A. 401(k) Profit Sharing Plan of $4,629 and premiums paid by the Company for group term life insurance on behalf of Mr. Ng of $600.

STOCK OPTION GRANTS

  The following table sets forth information regarding grants of stock options during fiscal year 1998 made to the only Named Executive Officer who has received Company option grants.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                     INDIVIDUAL GRANTS                       GRANT DATE VALUE (1)
------------------------------------------------------------ --------------------
           NUMBER OF    PERCENT OF
          SECURITIES    TOTAL STOCK
          UNDERLYING      OPTIONS
             STOCK      GRANTED TO    EXERCISE OR
            OPTIONS    EMPLOYEES IN   BASE PRICE  EXPIRATION      GRANT DATE
  NAME    GRANTED (#) FISCAL YEAR (2)   ($/SH)       DATE     PRESENT VALUE ($)
  ----    ----------- --------------- ----------- ---------- --------------------
Benjamin
 M.T.
 Ng.....     5,000         0.36%        38.625     04/28/07         91,292

--------
(1) The fair value of these options on the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions: volatility of 43%; risk-free interest rate of 6.8%; expected life of 5 years; and no future dividends. The dollar amount in this column is not intended to forecast potential future appreciation, if any, of the Company's Ordinary Shares.
(2) This percentage is calculated with respect to stock options granted under the Plans during the last fiscal year. The stock options granted to Mr. Ng during the last fiscal year were non-qualified options granted pursuant to the Plans. Such options become exercisable in 20% increments each April 30, commencing April 30, 1998. See "Stock Option Plans."

STOCK OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

  The following table sets forth information regarding stock option exercises during fiscal year 1998 by the only Named Executive Officer who has received Company option grants, and the values of such officer's unexercised options as of March 31, 1998.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                               VALUE OF UNEXERCISED
                                                     NUMBER OF UNEXERCISED         IN-THE-MONEY
                           SHARES                      STOCK OPTIONS AT          STOCK OPTIONS AT
                         ACQUIRED ON     VALUE        FISCAL YEAR-END (#)       FISCAL YEAR-END ($)
          NAME           EXERCISE (#) REALIZED ($) EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           -----------  ------------ ------------------------- -------------------------
Benjamin M.T. Ng........      --           --            151,070/9,000           4,490,492/166,938

CERTAIN EMPLOYMENT AGREEMENTS

  Subsidiaries of the Company had employment agreements with Messrs. Hilfiger and Horowitz during fiscal year 1998.

  The employment agreement with Tommy Hilfiger, the Company's Honorary Chairman of the Board and Principal Designer, provides for his employment as the designer of all products carrying the Tommy Hilfiger trademark until his death, disability or incompetence. Mr. Hilfiger receives an annual base salary of $900,000, subject to adjustments. If net sales of TH USA and its subsidiaries are less than $48,333,333 in any year, Mr. Hilfiger's base salary for such year is reduced by 1.5% of such shortfall, to not less than $500,000. If net sales are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives an additional payment equal to 1.5% of such excess. If Mr. Hilfiger terminates his employment without the consent of TH USA other than by reason of his death, disability or incompetence, TH USA will have no further obligations under the agreement. The employment agreement provides that TH USA and its subsidiaries cannot enter into any line of business without the consent of Mr. Hilfiger if he shall reasonably determine that such line of business would be detrimental to the Tommy Hilfiger trademarks.

  The employment agreement with Mr. Horowitz provides for his employment as Chief Executive Officer of the Company and TH USA until March 14, 1999. The agreement provided for an annual base salary in fiscal year 1998 of $505,000. The base salary is subject to increase each year thereafter by the average percentage increase for all employees of TH USA. In addition, Mr. Horowitz is entitled to receive an amount equal to 5 percent of the Company's consolidated earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes ("operating earnings"), subject to a minimum of $200,000 per year and a maximum of $745,000 per year, which maximum has been reduced each year (from an original level of $900,000) by the increase in his base salary; provided, that if the Company's operating earnings are below $2 million in any year, TH USA is entitled to offset 10% of any shortfall (up to $75,000) against such payments in future years to the extent they would otherwise exceed $200,000. In August 1998, the Compensation Committee approved an amendment to Mr. Horowitz's employment agreement to (i) extend its term through March 31, 2004, (ii) delete the operating earnings bonus provisions contained therein and (iii) increase the duration of the non-competition obligations set forth therein from one year to two years. This amendment is conditioned upon shareholder approval of the renewal of the SEIC Plan (as defined below). See "Proposal Two: Proposal to Renew the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan."

  Beginning in fiscal 1995, the Company became subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), under which public companies are not permitted to deduct annual compensation paid to certain executive officers in excess of $1,000,000 per executive, unless such excess is paid pursuant to an arrangement based upon performance and approved by shareholders and provided that the other requirements set forth in Section 162(m) and related regulations are met. Payments required to be made pursuant to the aforementioned employment agreements with Messrs. Hilfiger and Horowitz, which were entered into prior to the effective date of Section 162(m), are not subject to such restrictions. However, the payments under Mr. Horowitz's employment agreement will become subject to such restrictions if such agreement is extended as described above.

  On May 22, 1995, the Compensation Committee approved and the Board of Directors adopted, and on July 28, 1995, the shareholders approved, the Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the "SEIC Plan"), effective as of April 1, 1995 for each of the four fiscal years in the period ending March 31, 1999. The purpose of the SEIC Plan is to provide a significant and flexible economic opportunity to Mr. Horowitz, Chief Executive Officer and President of the Company and Chief Executive Officer of TH USA, in an effort to reward his contribution to the Company and its subsidiaries. The SEIC Plan is administered by the Compensation Committee and provides for a cash award to Mr. Horowitz equal to 5 percent of operating earnings (as defined above). Awards under the plan are calculated and paid quarterly based on 3.75 percent of operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5 percent rate) payable at the end of the fiscal year. The amount of the award is reduced by the amount of any other bonuses paid or payable under any employment or bonus agreement between the Company or TH USA and Mr. Horowitz. The 5 percent operating earnings bonus payable under Mr. Horowitz's employment agreement is credited against bonuses payable under the SEIC Plan. The SEIC Plan does not contain any cap on the maximum amount of the bonus payable thereunder. The SEIC Plan bonus payable to Mr. Horowitz in respect of fiscal year 1998, net of the $745,000 bonus paid under his employment agreement, was $8,598,000. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

  The employment agreements with Messrs. Hilfiger and Horowitz also provide that such executives are eligible to receive additional annual bonuses at the discretion of TH USA's Compensation Committee if the TH USA Compensation Committee determines that certain performance levels established by the Company's Compensation Committee have been satisfied. If, however, compensation is awarded based on an arrangement that does not satisfy the requirements of Section 162(m), the Company would not be allowed to deduct for tax purposes any payments in excess of the $1,000,000 limitation. The Compensation Committee approved discretionary bonuses of $3,500,000, $4,500,000 and $800,000 for Mr. Hilfiger in fiscal years 1998, 1997 and 1996, respectively. The full amount of the fiscal year 1998 bonus, and $3,500,000 of the fiscal year 1997 bonus, was granted on a deferred basis as described below (the "Deferred Bonuses").

  The Deferred Bonuses (and any interest accrued thereon) will be paid in annual installments on the last day of each fiscal year of the Company in the largest possible amounts that can be paid, after taking into account any base salary and other compensation in that fiscal year which would be counted for purposes of Section 162(m), and still be fully deductible under such regulations. The unpaid portion of the Deferred Bonuses will accrue interest at a rate equal to TH USA's bank borrowing rate. While the Company believes that such Deferred Bonus payments will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard.

STOCK OPTION PLANS

 Tommy Hilfiger U.S.A., Inc. and Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plans

  In September 1992, the Company and its subsidiaries adopted stock option plans (collectively, the "Plans") authorizing the issuance of an aggregate of up to 1,450,000 Ordinary Shares to directors, officers and employees of the Company and its subsidiaries, as well as 1,520,000 Ordinary Shares that were reserved for issuance in connection with an option granted to a former director and executive officer of the Company pursuant to his employment agreement. Messrs. Hilfiger, Horowitz, Chou, Chao and Stroll are not eligible for grants under the Plans. In December 1993, July 1995, November 1996 and October 1997, the Company's shareholders approved amendments to the Plans to increase by a total of 3,250,000 the number of Ordinary Shares reserved for issuance under the Plans. In addition, in January 1998 the Compensation Committee approved, and in May 1998 the Board of Directors adopted, an amendment to the Plans to increase by 1,500,000 the number of Ordinary Shares reserved for issuance thereunder.

  Currently, over half of the full-time employees of the Company and its subsidiaries are participants in the Plans.

  The Plan for employees of TH USA has been administered by the Compensation Committee of the Board of Directors of TH USA and the Plan for employees of the Company's non-United States subsidiaries has been administered by the Company's Compensation Committee (collectively, the "Compensation Committees"). The Compensation Committees determine the employees to whom awards are granted, the number of awards granted and the specific terms and conditions of each grant, subject to the provisions of the Plans.

  Under the Plans, awards may include stock options, stock appreciation rights and restricted stock. An option or right granted under the Plans must have an exercise price of not less than market value at the date of grant. Options may be exercisable at such times, in such amounts, in accordance with such terms and conditions, and subject to such restrictions as are set forth in the option agreement evidencing the grant of such options.

  Adjustments in the number and kind of shares subject to options granted under the Plans are made by the Compensation Committees in the event of a merger, consolidation, recapitalization, reclassification, stock split, warrants or rights issuance, stock dividend or combination of shares. In addition, the grants may provide for acceleration or immediate vesting in the event of a change of control of the Company or its subsidiaries.

 Non-Employee Directors Stock Option Plan

  In August 1994, the Board of Directors and shareholders of the Company approved the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan (the "Directors Option Plan"). Under the Directors Option Plan, Non-Employee Directors are eligible to receive stock options.

  The Directors Option Plan is administered by the Company's Compensation Committee. Subject to certain specific limitations and restrictions set forth in the Directors Option Plan, the Company's Compensation Committee has full and final authority to interpret the Directors Option Plan, to prescribe, amend and rescind rules and regulations, if any, relating to the Directors Option Plan and to make all determinations necessary or advisable for the administration of the Directors Option Plan. However, grants of stock options to participants under the Plan and the amount, nature and timing of the grants are not subject to the determination of the Committee.

  The total number of Ordinary Shares for which options may be granted under the Directors Option Plan may not exceed 200,000 shares while the Directors Option Plan is in effect, subject to certain adjustments described in the Directors Option Plan. Each Non-Employee Director receives an initial stock option to purchase 10,000 Ordinary Shares at a price equal to the fair market value at the time of the grant of the Ordinary Shares subject to such stock option.

  Prior to termination of the Directors Option Plan, on the first to occur of either the April 1 or October 1 following the first anniversary of each Non-Employee Director's date of initial grant (the "First Annual Grant Date"), and on each anniversary of such Non-Employee Director's First Annual Grant Date, such Non-Employee Director will receive an additional stock option to purchase 1,000 Ordinary Shares at a price equal to the fair market value of the Ordinary Shares at the time of the grant, provided such individual continues to be a Non-Employee Director.

  The term of each stock option will be 10 years unless earlier terminated by termination of the director status of a Non-Employee Director. The stock options will be exercisable in equal installments over five years from the date of grant. The stock options granted under the Directors Option Plan may not be assigned or transferred except by will, applicable laws of descent and distribution or pursuant to a qualified domestic relations order.

  The Board may amend, alter or discontinue the Directors Option Plan, but no amendment, alteration or discontinuation will be made which would impair the rights of an optionee under a stock option without the optionee's consent, except such an amendment as would cause the Directors Option Plan to qualify for the exemption provided by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or disqualify the Directors Option Plan from the exemption provided by Rule 16b-3. In addition,
(i) no amendment will be made without the approval of the Company's shareholders to the extent such approval is required by law or agreement, and
(ii) the Directors Option Plan will not be amended more often than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

  All stock options granted by the Company are non-qualified stock options for purposes of the Code. The grant of non-qualified stock options does not result in any taxable income to the participant. Upon the exercise of a non-qualified stock option, the excess of the market value of the shares acquired over their cost to the participant is taxable to the participant as ordinary income. TH USA will generally be entitled to a corresponding deduction at the time such amounts are included in income by a TH USA Plan participant. The participant's tax basis for the shares is their fair market value at the time of exercise. Income realized on the exercise of a non-qualified stock option is subject to federal and (where applicable) state and local withholding taxes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  From August 1994 through the end of the Company's 1997 fiscal year, the Compensation Committee consisted of Mr. Adamko, who is the Chairman, and Mr. Silver. In April 1997, Mr. Murray was appointed as an additional member of the Compensation Committee.

  During the Company's last fiscal year, Sportswear, a British Virgin Islands corporation, was 49.99% owned by Westleigh, a British Virgin Islands corporation privately owned by members of the Chao family (including Messrs. Silas K.F. Chou, Chairman of the Board of the Company, and Ronald K.Y. Chao, a Director of the Company) and an affiliate of Novel Enterprises, and 49.99% owned by Gadwal Limited, a Hong Kong corporation in which Mr. Stroll, a Director of the Company and Chief Executive Officer of THHK, has a indirect beneficial ownership interest ("Gadwal"). At the end of fiscal year 1998, Gadwal transferred all of its assets, including its ownership interest in Sportswear, to Flair, a British Virgin Islands corporation and a wholly owned subsidiary of Gadwal. Also, subsequent to the end of fiscal year 1998, Westleigh and Flair each increased its ownership percentage in Sportswear to 50%.

  During the Company's last fiscal year, PJLC, a British Virgin Islands corporation, was owned 100% by Blackwatch Investments Limited, a British Virgin Islands corporation ("Blackwatch"). Blackwatch was owned 97% by AIHL, a British Virgin Islands corporation, and 3% by Anasta, a British Virgin Islands corporation and an affiliate of Mr. Chou. AIHL was owned 70% by Sportswear, 22.5% by Mr. Hilfiger, Honorary Chairman of the Board and Principal Designer of the Company, and 7.5% by Mr. Horowitz, Chief Executive Officer, President and a Director of the Company. Mr. Ng, Chief Financial Officer, Executive Vice President--Strategic Development and a Director of the Company, and Mr. Ma, a Director of the Company, may have certain economic interests based on the performance of AIHL and its affiliates. Novel Enterprises and its affiliates also hold other interests in the apparel industry, including an approximately 48% ownership interest in Novel Denim.

  During the Company's last fiscal year, (i) Mr. Chou was Chairman of the Board of PJLC and Mr. Stroll was Group Chief Executive Officer and a director of PJLC, (ii) Mr. Ng was a director of PJLC, (iii) Messrs. Chao and Ma were directors of certain subsidiaries of PJLC, (iv) Messrs. Chou, Stroll and Ng were executive officers and directors of Blackwatch, (v) Messrs. Chou, Stroll, Hilfiger, Horowitz and Ma were executive officers and directors of AIHL and
(vi) Mr. Ng was an executive officer, and until May 1997 was a director, of AIHL.

  Messrs. Chou and Stroll are executive officers and directors of Sportswear and Mr. Chao is a director of Sportswear.

  Messrs. Chou and Chao are directors of Westleigh Limited.

  Messrs. Chou, Chao and Ma are executive officers and directors of Novel Enterprises.

  Mr. Chou is an executive officer, director and chairman of the compensation committee of Novel Denim. Mr. Chao is a director of Novel Denim and Mr. Ma is an executive officer and director of Novel Denim.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Certain relationships and transactions between the Company and certain directors and officers of the Company and certain of their affiliates are described below.

 The Acquisition

  On January 26, 1998, Pepe USA entered into a share purchase agreement with Lawvest Holdings Inc. ("Lawvest"), a company in which Mr. Stroll and his descendants have a 100% beneficial ownership interest, to acquire Tomcan Investments Inc. ("Tomcan"), the parent corporation of Tommy Hilfiger Canada Inc. ("TH Canada"), the Company's Canadian licensee. Lawvest's sole shareholder executed a guarantee of

Lawvest's indemnification obligations under this agreement. On January 31, 1998, the Company entered into a stock purchase agreement (the "Stock Purchase Agreement") with PJLC to acquire Pepe USA, the Company's United States womenswear and jeanswear licensee, and TJ Far East Limited ("Pepe Far East"), Pepe USA's buying agency affiliate. Also on January 31, 1998, AIHL executed a guarantee of the performance by PJLC of its obligations (which guarantee and obligations were subsequently assumed by affiliates of AIHL) under the Stock Purchase Agreement. On May 8, 1998, following the approval by the shareholders of the Company on May 5, 1998, the Company, through its wholly owned subsidiaries, acquired Pepe USA and Pepe Far East from PJLC for an aggregate purchase price of $755,760,000 in cash plus 9,045,930 Ordinary Shares of the Company (the "Purchase Price Shares"; such transactions being referred to herein as the "Acquisition"). Immediately following this transaction, Pepe USA acquired from Lawvest all of the outstanding shares of Tomcan with funds provided by PJLC using proceeds from the cash consideration paid to it in the Acquisition.

  At the time of the execution of the Stock Purchase Agreement, the Company entered into a lock-up agreement (the "Lock-Up Agreement") with PJLC, Blackwatch, AIHL, Anasta, Sportswear, Westleigh, Gadwal (which subsequently assigned its rights and obligations thereunder to Flair), Mr. Hilfiger and Mr. Horowitz (collectively, the "PJLC Affiliates"), prohibiting the transfer of the Purchase Price Shares for two years from the date of the Acquisition, with additional restrictions during the following three years on transfers of the shares as a block, subject in each case to certain exceptions. Under the Lock-Up Agreement, the two-year prohibition on transfers may only be amended with the approval of a majority of the votes cast by disinterested holders of Ordinary Shares at a meeting of the Company's shareholders. In connection with the transfer of the Purchase Price Shares to Holdings in accordance with the terms of the Lock-Up Agreement with respect to permitted transfers, Holdings agreed to be bound by the terms and provisions of the Lock-Up Agreement.

  At the time of the closing of the Acquisition, the Company entered into a registration rights agreement with the PJLC Affiliates (with Flair substituted for Gadwal) under which the PJLC Affiliates, along with their successors and permitted transferees (including Holdings) under the Lock-Up Agreement, will have the right to require the Company to register sales of the Purchase Price Shares following the second anniversary of the Acquisition. At that time, Messrs. Chou and Stroll also entered into a non-competition agreement with the Company restricting their ability to compete in the United States or Canada with the Pepe USA businesses for four years following the Acquisition.

  At the date of the Acquisition, the licenses between the acquired companies and the Company consisted of: a license with Pepe USA covering jeans and jeans related apparel and women's and girls' casualwear in the United States (the "Pepe United States License"); a license with T.H. International N.V., a subsidiary of PJLC, covering jeans and jeans related apparel and women's and girls' casualwear worldwide (other than in the United States and certain specified countries) (the "Pepe International License"); a geographic license with Tommy Hilfiger Europe B.V., a subsidiary of PJLC, covering men's and boys' sportswear lines in Europe and certain other countries (the "Pepe European License"); and a master geographic license for Canada with TH Canada (the "Canadian License").

  In connection with the Acquisition, the Company acquired the businesses operated under the Pepe United States License and the Canadian License, the Pepe International License was canceled and the license arrangements for Europe previously covered by the Pepe International License were consolidated under the Pepe European License. Accordingly, the Pepe European License was amended to, among other things, include in its scope men's, women's and children's jeanswear and jeans related apparel (including women's and girls' casualwear) and to increase the minimum sales levels, guaranteed minimum royalties and minimum advertising payments required thereunder. The Pepe European License was also amended to provide the Company certain additional rights in connection with any proposed future transfer of the business conducted under the Pepe European License. In addition, in connection with the Acquisition, the $5,000,000 note receivable from AIHL (as described below) was canceled in consideration for a capital contribution being made to Pepe USA in the same amount as the receivable.

 Other Relationships and Transactions

  Effective February 1, 1997, the Company entered into the Pepe European License with PJLC. PJLC subsequently assigned the license to a subsidiary, Tommy Hilfiger Europe B.V. Under this agreement, the licensee pays Tommy Hilfiger Licensing, Inc. ("THLI") a royalty based on a percentage of the value of licensed products sold by the licensee. Except with the approval of THLI, all products sold by or through the licensee must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. The distribution of products under this arrangement began in fiscal 1998. Results of operations include $1,641,000, for the year ended March 31, 1998, of royalties and commissions under this arrangement.

  Effective June 30, 1996, the Company's joint venture arrangement with Tommy Hilfiger Japan Co., Ltd. ("TH Japan") covering the Company's Japanese operations expired. Effective July 1, 1996, the Company entered into an exclusive license agreement for Japan with Novel-ITC Licensing Limited ("NIL"), a company jointly controlled by Itochu Corporation, which was the 51% owner of TH Japan, and Novel Enterprises. Mr. Stroll indirectly owns a 3.5% equity interest in NIL. Under the license agreement, NIL pays THLI a royalty based on a percentage of the value of licensed products sold by THMJ Incorporated ("THMJ"), NIL's sublicensee. Novel Enterprises and its affiliates and Messrs. Stroll, Hilfiger and Horowitz indirectly own equity interests of 15.2%, 15.2%, 9.7% and 3.2%, respectively, in THMJ. Except with the approval of THLI, all products sold by or through NIL or THMJ must be purchased through THEH or TH USA pursuant to buying agency agreements. Under these agreements, THEH and TH USA are paid a buying agency commission based on a percentage of the cost of products sourced through them. Pursuant to this new arrangement, royalties and commissions totaled $4,211,000 during fiscal year 1998.

  Effective October 1, 1995, the Company entered into the Pepe United States License and the Pepe International License with a related party, AIHL (formerly SEL International Investments Corp.), the parent of PJLC. The U.S. and international licenses were subsequently assigned by AIHL to PJLC, and by PJLC to two of its subsidiaries, Pepe USA and T.H. International N.V., respectively. The Company received a note receivable from AIHL in connection with this transaction. The note, which had a face value of $5,000,000 and a maturity of September 30, 2000, was recorded at its present value of $4,097,000 at March 31, 1998. Under this license agreement, the Company received royalties from subsidiaries of PJLC based upon a percentage of net sales of licensed products. The fiscal 1998 results of operations include $19,016,000 of such royalties. In addition, in connection with this license, Pepe USA leased certain space at the Company's U.S. headquarters, for which rent of $262,000 was received by the Company in fiscal 1998.

  Prior to the Acquisition, TH USA purchased finished goods in the ordinary course of business from subsidiaries of PJLC. Such purchases amounted to $8,400,000 in the fiscal year ended March 31, 1998.

  TH USA purchases finished goods in the ordinary course of business from affiliates of Novel Enterprises. Such purchases amounted to $14,600,000 during the fiscal year ended March 31, 1998. In addition, contractors of the Company purchase raw materials in the ordinary course of business from affiliates of Novel Enterprises pursuant to the Company's designation of such sources as acceptable suppliers. Such purchases amounted to $5,930,000 during the fiscal year ended March 31, 1998.

  Prior to the Acquisition, the Company was party to the Canadian License and a related buying agency agreement with TH Canada, in which Mr. Stroll, a Director of the Company and Chief Executive Officer of THHK, had an indirect beneficial ownership interest. Under the Canadian License, the Company received a royalty from the licensee based upon a percentage of net sales of licensed products. Under the buying agency agreement, the Company received commissions based on a percentage of the cost of goods sourced on behalf of the licensee. Results of operations include $3,885,000 for the year ended March 31, 1998 for royalties and commissions earned from this licensee.

  The Company sells merchandise in the ordinary course of business to a retail store that is owned by Mr. Hilfiger's sister. Sales to this customer amounted to approximately $476,000 during the year ended March 31, 1998.

  THEH has a consulting agreement with an affiliate, Fasco International, pursuant to which THEH pays Fasco International $500,000 per year, plus reimbursement of expenses. The agreement has renewable one year terms. The fees and related expenses under this consulting agreement totaled $500,000 during the year ended March 31, 1998.

  THEH has a consulting agreement with an affiliate of Mr. Stroll. THEH paid fees of $375,000 in fiscal 1998 to such affiliate.

  Under the terms of an agreement with Novel Enterprises, THHK reimburses Novel Enterprises for certain general and administrative expenses incurred by it on behalf of THHK. Payments made to Novel Enterprises for the year ended March 31, 1998 were $77,000.

  The law firm of Gursky & Associates, P.C., of which Steven Gursky, Secretary of TH USA and Assistant Secretary of the Company, is a member, provides legal services to the Company and its subsidiaries. Payments to Gursky & Associates, P.C., excluding reimbursement of expenses, were approximately $1,919,000 in fiscal year 1998. Mr. Gursky is a cousin of Mr. Horowitz, an executive officer and Director of the Company.

  The Audit Committee of the Board of Directors monitors and approves transactions between the Company and its affiliates to seek to provide that such transactions are on terms which are no less favorable as a whole to the Company than could be obtained from unaffiliated parties. The Audit Committee is comprised of Non-Employee Directors who are not affiliated with Novel Enterprises, Novel Denim, Westleigh, Flair, Sportswear, Anasta, Holdings, AIHL, Blackwatch, PJLC, NIL or THMJ.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Named Executive Officers. The Committee is currently comprised of Messrs. Joseph M. Adamko, who serves as Chairman, Clinton V. Silver and Simon Murray, each of whom is a Non-Employee Director.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

  In establishing compensation and benefit levels for executive officers, the Committee seeks to (i) attract and retain individuals of superior ability and managerial talent, (ii) motivate executive officers to increase Company performance and (iii) reward executives for exceptional individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, variable annual cash bonuses and stock based long-term incentive awards in the form of stock options.

  In determining salary and bonus levels for executive officers, the Committee reviews certain Company performance factors, including net revenue, operating earnings, net income and net profit margin. Performance is measured in terms of both quantitative and qualitative goals at the corporate, departmental and individual levels.

  Cash compensation levels, including salary and bonus, of certain of the Company's executive officers, including certain of the Named Executive Officers, are determined based upon the amounts and formulas prescribed by each such executive's employment agreement, as well as the SEIC Plan approved by the Company's shareholders. See "Certain Employment Agreements." These employment agreements are generally long-term with a view toward achieving consistency at the higher levels of the Company's management ranks, and contain variable salary and bonus structures which directly link the compensation paid to certain executive officers to the Company's satisfactory achievement of certain performance goals. Performance-based compensation is generally determined based upon the attainment of certain annual net revenue, operating earnings and net profit margin thresholds. Such bonus payments, other than bonus payments prescribed by the employment agreements and the SEIC Plan, are generally at the discretion of the Committee and may be reduced from the amounts prescribed by the formulas if, in the determination of the Committee, such an adjustment is warranted.

  Long-term incentive compensation of the Company's executive officers, when granted, generally takes the form of stock option grants of the Company's Ordinary Shares. These stock option grants are available under the Company's stock incentive plans to certain executive officers and may be utilized to provide incentives to certain of the Company's officers, as well as the majority of its employees. See "Stock Option Plans." The objective of such grants is to align the long-term interests of the Company's executives with those of its shareholders. The Committee has the responsibility of overseeing stock option grants to eligible executive officers and employees of the Company.

  Compensation levels are analyzed by the Committee from time to time through an assessment of prevailing compensation levels among the Company's competitors. The Company's competitors, for this purpose, include certain of the companies included in the industry index used for comparison with the Company's performance in the cumulative total return graph which follows this report, as well as other companies which, in the Committee's view, compete with the Company for executive talent. These competitors may also include non-public companies and companies in related industries such as retailing or general apparel manufacturing.

  While the Committee has a policy of seeking, in all material respects, to maintain full deductibility of executive compensation within the guidelines of
Section 162(m) of the Code, the Committee has retained the flexibility to structure compensation arrangements that are not fully deductible under
Section 162(m) where the Committee determines, based upon its business judgment, that such arrangements are in the best interests of the Company and its shareholders.

  In selected cases, the Committee may feel that exceptional executive talent may only be attracted and retained by compensation at the high end of prevailing levels among the Company's competitors. In view of the considerations described below, the Committee believes that the compensation arrangements for the Company's executive officers, and Messrs. Hilfiger and Horowitz in particular, which are at the high end of the range for the Company's competitors, are appropriate.

FISCAL YEAR 1998 COMPENSATION

  Pursuant to Mr. Hilfiger's employment agreement, which has been in effect since 1989, his annual cash compensation is fixed at 1.5% of certain of the Company's net sales and, accordingly, year-to-year increases in his compensation are tied to increases in such sales. The Company's net revenue increased 28.0% in fiscal year 1998, which increase was largely due to the success of Mr. Hilfiger's designs, his development of the Tommy Hilfiger brand and image across an increasingly broad range of in-house and licensed products and his insight into the direction of fashion industry trends. The Committee has reviewed other compensation arrangements in the apparel industry which are based on a percentage of net sales and has determined that Mr. Hilfiger's compensation, while at the high end of the range in terms of total dollars paid, is not unreasonable in terms of the percentage paid. In addition, in consideration of the increasing importance of licensing as a component of the Company's profitability and growth, and specifically in recognition of Mr. Hilfiger's personal contribution in furthering the licensing activity, the Committee approved a special discretionary bonus for fiscal year 1998 of $3,500,000, which was granted on a deferred basis. Consistent with the Committee's policy regarding deductibility of executive compensation, the Deferred Bonus payments are intended to be fully deductible under Section 162(m). See "Certain Employment Agreements."

  The other Named Executive Officers, except for Mr. Horowitz, received salary and bonus compensation pursuant to employment and/or consulting arrangements, as well as discretionary bonus awards. Such compensation represents, in the opinion of the Committee in light of industry standards, compensation commensurate with their respective contributions to the continued growth, profitability, strategic direction and, ultimately, shareholder return as depicted in the cumulative total return graph which follows this report. Significant achievements by these executives during the past year include the continued expansion of the Company's in-store shop and fixtured area programs, a significant broadening of the range of product offerings, including the in-house launches of athleticwear and infants and toddlers lines and the launch through licensees of boy's footwear, men's sunglasses and formal accessories, the continued expansion of the Company's channels of distribution in the retail arena, and the development and implementation of strategies for international growth, including the launch through licensees of men's sportswear in Europe and the Asia-Pacific region.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  Joel J. Horowitz is the Chief Executive Officer and President of the Company. The fiscal year 1998 base salary of $505,000 represents a 6.8% increase over the prior year and is consistent with the average increase given to all employees of the Company. The contractual bonus paid under his employment agreement was capped at $745,000 and is based upon a percentage of operating earnings. Mr. Horowitz's fiscal year 1998 performance-based compensation, which is determined in accordance with the SEIC Plan approved by the shareholders at the 1995 Annual Meeting of Shareholders, is based on a percentage of operating earnings less the amount of all other bonuses (which includes the 1998 contractual bonus) based on the operating earnings of the Company or any of its subsidiaries. Mr. Horowitz received aggregate bonuses of $9,343,000 under these arrangements in respect of fiscal year 1998.

  The Committee believes that the total fiscal year 1998 compensation payable to Mr. Horowitz, while at the high end of the range for the Company's competitors, is consistent with the Company's executive compensation philosophy described above. The Committee also noted that, as depicted by the graph that follows this report, the cumulative total return achieved by the Company's shareholders for the past five years far exceeds the returns for the general and industry-specific indices.

                                          COMPENSATION COMMITTEE

                                          Joseph M. Adamko, Chairman
                                          Clinton V. Silver
                                          Simon Murray

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN

  The following graph compares the cumulative total shareholder return on the Company's Ordinary Shares over a 5-year period with that of (i) the S&P 500 Index and (ii) the S&P Textiles Index, assuming in each case an investment of $100 on March 31, 1993 and reinvestment of all dividends.


                             [GRAPH APPEARS HERE]

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's officers and directors, and certain persons who own more than ten percent of a registered class of the Company's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership ("Section 16 Reports") with the SEC and the New York Stock Exchange. Reporting Persons are required by SEC regulation to furnish the Company with copies of all Section 16 Reports they file.

  Based solely on its review of the copies of such Section 16 Reports received by it, or written representations received from certain Reporting Persons, all
Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to the fiscal year ended March 31, 1998 have been complied with on a timely basis.

PROPOSAL TWO: PROPOSAL TO RENEW THE TOMMY HILFIGER U.S.A., INC.
              SUPPLEMENTAL EXECUTIVE INCENTIVE COMPENSATION PLAN

  On August 6, 1998, the Compensation Committee of the Board of Directors of the Company recommended, and the Board of Directors adopted, subject to shareholder approval, the renewal of the SEIC Plan to be effective as of April 1, 1999 for each of the five fiscal years in the period ending March 31, 2004. Except for the extension of the term for an additional five years, the renewed SEIC Plan will be identical to the SEIC Plan that is currently in effect. The purpose of the SEIC Plan is to provide a significant and flexible economic opportunity to Joel J. Horowitz, Chief Executive Officer and President of the Company and Chief Executive Officer of TH USA, in an effort to reward his contribution to TH USA and its subsidiaries. In the event Mr. Horowitz's employment is terminated for any reason, another executive may, at the discretion of the Compensation Committee, become a participant under the SEIC Plan in the future; however, the Board currently expects that only Joel J. Horowitz will participate in the SEIC Plan. In August 1998, the Compensation Committee approved an amendment to Mr. Horowitz's employment agreement with TH USA to (i) extend its term through March 31, 2004, (ii) delete the operating earnings bonus provisions contained therein and (iii) increase the duration of the non-competition obligations set forth therein from one year to two years. This amendment is conditioned upon shareholder approval of the renewal of the SEIC Plan. See "Certain Employment Agreements."

  The SEIC Plan was prepared in response to the enactment of Section 162(m) of the Code which denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer and the four other most highly compensated officers of a public company. Certain types of compensation, including performance-based compensation, may be excluded from this deduction limit. In an effort to ensure that compensation payable under the SEIC Plan will qualify as performance-based compensation which is fully tax deductible, the renewal of the SEIC Plan is being submitted to shareholders for approval at the 1998 Annual Meeting. While the Company believes that compensation payable pursuant to the SEIC Plan will be deductible for federal income tax purposes pursuant to Section 162(m), there can be no assurance in this regard. By approving the SEIC Plan, the shareholders will be approving, among other things, the performance measures, eligibility requirements and bonus amounts contained therein. The affirmative vote of a majority of the shares voting, in person or by proxy, on the proposal at the Annual Meeting is required to approve the renewal of the SEIC Plan.

  THE BOARD OF DIRECTORS (WITH MR. HOROWITZ ABSTAINING) RECOMMENDS A VOTE "FOR" PROPOSAL TWO.

  Set forth below is a summary of certain important features of the SEIC Plan, which summary is qualified in its entirety by reference to the actual plan attached as Exhibit A to this Proxy Statement:

  Administration. The SEIC Plan will be administered by the Compensation Committee or such other committee of the Board as the Board may from time to time designate. Any such committee shall be comprised of not less than two "disinterested persons" who qualify as "outside directors" for purposes of
Section 162(m)
of the Code. Such committee will have sole authority to make rules and regulations relating to the administration of the SEIC Plan, and any interpretations and decisions of such committee with respect to the SEIC Plan will be final and binding.

  Eligibility. Joel J. Horowitz will be the only participant in the plan for so long as he remains a senior executive officer of TH USA. In the event Mr. Horowitz's employment is terminated for any reason, the Committee may, in its sole discretion, select for each fiscal year not more than one officer of TH USA to be the participant in the SEIC Plan, based upon such officer's ability to have a substantial impact on TH USA's operating results.

  Plan Features. The SEIC Plan provides for a cash award to the participant equal to 5 percent of the "operating earnings" of the Company and its subsidiaries. The SEIC Plan defines "operating earnings" as the earnings of the Company and its subsidiaries before depreciation, interest on financing of fixed assets, non-operating expenses and taxes. Awards under the plan are to be calculated and paid quarterly based upon 3.75 percent of such operating earnings for the first three fiscal quarters, with the remaining amount of the bonus (based on the 5 percent rate) payable at the end of the fiscal year. If a participant is a party to an employment or bonus agreement with the Company or TH USA, any bonus paid or payable under such an agreement will be subtracted from any award earned by the participant under the SEIC Plan. In the fiscal year ended March 31, 1998, the SEIC Plan bonus paid to Mr. Horowitz, net of the $745,000 bonus paid under his employment agreement, was $8,598,000. The SEIC Plan does not contain any cap on the maximum amount of the bonus payable thereunder.

  Termination of Employment. In the event that a participant's employment with the Company or TH USA terminates for any reason, any SEIC Plan bonus award which remains unpaid at the time of such termination shall be forfeited by the participant other than with respect to an accrued but unpaid bonus award relating to any fiscal quarter ending prior to the termination date.

  Amendment and Termination. The Board shall have the right to modify the SEIC Plan from time to time, but shareholder approval shall be required to (i) alter the performance criteria on which the bonus amounts are based,
(ii) materially increase the benefits accruing to a participant or (iii) materially modify the eligibility requirements for participation in the SEIC Plan. No amendment shall, without the consent of the participant affected, impair the participant's rights under the SEIC Plan. The SEIC Plan will terminate on April 1, 2004.

PRO FORMA BENEFITS FOR SEIC PLAN

  Given that payments under the SEIC Plan are determined based upon a percentage of the Company's annual operating earnings, it is not possible to conclusively state the amount of benefits which will be paid under the SEIC Plan in any year. Instead, the following table sets forth for the fiscal year ended March 31, 1998, (i) the amounts that were actually paid under the SEIC Plan and (ii) the unaudited pro forma amounts that would have been payable assuming the Acquisition took place as of April 1, 1997.

                               NEW PLAN BENEFITS

              SUPPLEMENTAL EXECUTIVE INCENTIVE COMPENSATION PLAN

                                                ACTUAL       PRO FORMA     NUMBER
                                                DOLLAR        DOLLAR         OF
              NAME AND POSITION                VALUE($)      VALUE($)      UNITS
              -----------------                ---------    -----------    ------
                                                            (UNAUDITED)
Joel J. Horowitz, Chief Executive Officer and
 President...................................  8,598,000(1) 10,474,000(1)   N/A
Thomas J. Hilfiger, Honorary Chairman and
 Principal Designer..........................        --            --       N/A
Silas K.F. Chou, Chairman of the Board.......        --            --       N/A
Lawrence S. Stroll, Chief Executive Officer
 of THHK.....................................        --            --       N/A
Benjamin M.T. Ng, Chief Financial Officer and
 Executive Vice President--Strategic
 Development.................................        --            --       N/A
Executive Group..............................  8,598,000(1) 10,474,000(1)   N/A
Non-Executive Director Group.................        --            --       N/A
Non-Executive Officer Employee Group.........        --            --       N/A

--------
(1) Net of the $745,000 bonus paid under Mr. Horowitz's employment agreement with TH USA.

PROPOSAL THREE: APPOINTMENT OF AUDITORS

  The Board of Directors has selected the firm of PricewaterhouseCoopers LLP as independent accountants to audit the accounts of the Company for the 1999 fiscal year, subject to approval by shareholders. The affirmative vote of a majority of the shares voting, in person or by proxy, on the proposal at the Annual Meeting is required for such approval.

  PricewaterhouseCoopers LLP and one of its predecessors, Price Waterhouse LLP, have served as independent accountants for the Company since 1992. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL THREE.

                           PROPOSALS OF SHAREHOLDERS

  Shareholder proposals intended to be included in the Company's Proxy Statement for the 1999 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must be received by the Company by May 28, 1999. Proposals for the 1999 Annual Meeting of Shareholders submitted outside the processes of Rule 14a-8 will be considered untimely for purposes of Rule 14a-4(c) of the Exchange Act if not received by the Company by August 11, 1999.

                                 OTHER MATTERS

  The Board does not know of any other business that may be presented for consideration at the Annual Meeting. If any business not described herein should come before the Annual Meeting, the persons named in the enclosed Proxy Card will vote on those matters in accordance with their best judgment.

  The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1998, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, in each case exclusive of exhibits, will be mailed without charge to any shareholder entitled to vote at the Annual Meeting, upon written request to Tommy Hilfiger U.S.A., Inc., 25 West 39th Street, New York, New York 10018,
Attn: Investor Relations.

                                          By order of the Board of Directors

                                          LAWRENCE T.S. LOK
                                          Secretary

Hong Kong
September 25, 1998

                                                                      EXHIBIT A

                          TOMMY HILFIGER U.S.A., INC.

              SUPPLEMENTAL EXECUTIVE INCENTIVE COMPENSATION PLAN

                                       I

                                    PURPOSE

  This Tommy Hilfiger U.S.A., Inc. Supplemental Executive Incentive Compensation Plan (the "Plan") which, subject to approval by the Tommy Hilfiger Corporation's stockholders, shall be effective as of April 1, 1999, is designed to provide a significant and variable economic opportunity to Mr. Joel J. Horowitz, Chief Executive Officer of the Company, or, following his termination of employment, at the discretion of the Compensation Committee of the Board of Directors, another designated executive of the Company, as a reflection of his contribution to the success of the Company and its subsidiaries. Payments pursuant to Article V of the Plan are intended to qualify under Section 162(m)(4)(c) of the Internal Revenue Code of 1986, as amended, as excluded from the term "applicable employee remuneration" (such payments are hereinafter referred to as "Excluded Income").

                                      II

                                  DEFINITIONS

  "Board" shall mean the Board of Directors of THC.

  "Bonus" shall mean a cash award payable to a Participant pursuant to the terms of the Plan.

  "Calculation Date" shall have the meaning set forth in Article V hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Committee" shall mean the Compensation Committee of the Board.

  "Company" shall mean Tommy Hilfiger U.S.A., Inc., a Delaware corporation, and its subsidiaries.

  "Disinterested Person" shall mean a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

  "Operating Earnings" shall have the meaning set forth in Article V hereof.

  "Other Bonus Payments" shall have the meaning set forth in Article V hereof.

  "Participant" shall have the meaning set forth in Article IV hereof.

  "Payment Date" shall have the meaning set forth in Article V hereof.

  "THC" shall mean Tommy Hilfiger Corporation, a British Virgin Islands corporation, and its subsidiaries, including the Company.

                                      III

                                ADMINISTRATION

  The Plan shall be administered by the Committee or such other committee of the Board which is composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

  In administering the Plan the Committee may at its option employ compensation consultants, accountants and counsel (who may be the independent auditors and outside counsel and compensation consultants of THC or any of its subsidiaries) and other persons to assist or render advice to the Committee, all at the expense of the Company.

                                      IV

                                  ELIGIBILITY

  The sole participant in the Plan (the "Participant") shall be Joel J. Horowitz for so long as he shall be a senior executive officer of the Company. In the event Mr. Horowitz' employment is terminated for any reason, the Committee may, in its sole discretion, determine for each fiscal year not more than one officer of the Company who shall be eligible to be the Participant based upon such officer's ability to have a substantial impact on the Company's operating results, and shall list any such Participant on Schedule A hereto, as such Schedule A shall be amended from time to time. Nothing contained in the Plan shall be construed as, or be evidence of, any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any fiscal year by any Participant require continued participation by such Participant in any subsequent fiscal year.

                                       V

                            DETERMINATION OF BONUS

  Bonuses under the Plan shall be paid in such amounts, at such times, and subject to such performance criteria as follows:

    (A) AMOUNT. The Participant shall be awarded in each fiscal year a bonus in an amount equal to 5 percent of the Operating Earnings of THC, less any bonus payments (but not base salary or "base amount") paid or payable to such Participant under any employment or bonus payment agreement between such Participant and THC or the Company, if any ("Other Bonus Payments"). "Operating Earnings" is defined as earnings of THC before depreciation, interest on financing of fixed assets, non-operating expenses and taxes.

    (B) TIMING OF PAYMENTS; METHOD OF CALCULATION. Bonus awards under the Plan shall be calculated quarterly and shall be paid as soon as practicable following the last day of each fiscal quarter and following certification by the Committee as to Operating Earnings for such quarter (each such date, a "Payment Date") to the extent set forth below. Subsequent to each of the first, second and third fiscal quarters (the last date of each such fiscal quarter, a "Calculation Date") of each fiscal year, the Participant shall be awarded an amount equal to 3.75 percent of the Operating Earnings for the entire fiscal year up to the Calculation Date, less any Other Bonus Payments paid or payable to such Participant and less any Bonus payments previously paid to the Participant under the Plan with respect to prior fiscal quarters of such fiscal year. Subsequent to the fourth fiscal quarter of each fiscal year, the Participant shall be awarded an amount equal to 5 percent of the Operating Earnings for the entire fiscal year then ended, less any Other Bonus Payments paid or payable to the Participant and less any Bonus payments previously paid to Participant under the Plan with respect to the first three fiscal quarters of such fiscal year.

                                      VI

                           TERMINATION OF EMPLOYMENT

  In the event that a Participant's employment with the Company or THC terminates for any reason, any Bonus which remains unpaid at the time of such termination shall be forfeited by the Participant other than with respect to an accrued but unpaid Bonus relating to any fiscal quarter ending prior to the termination date, which accrued Bonus shall be paid to the Participant.

                                      VII

                           AMENDMENT AND TERMINATION

  The Board shall have the right to modify the Plan from time to time but no such modification shall (i) without prior approval of the THC's stockholders, change Article V of this Plan to alter the performance criteria on which Bonus amounts are based, materially increase the benefits accruing to Participants or materially modify the requirements regarding eligibility for participation in the Plan or (ii) without consent of the Participant affected, impair the Participant's rights under the Plan. This Plan shall terminate on April 1, 2004.

                                      VIII

                                 MISCELLANEOUS

  Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstances any interest in any particular property or assets of the Company.

                                       IX

                               DEFERRAL ELECTIONS

  The Committee may at its option establish procedures pursuant to which a Participant is permitted to defer the receipt of the Bonus payable hereunder.

                                   SCHEDULE A

                                  PARTICIPANT

Joel J. Horowitz

--------------------------------------------------------------------------------

                          TOMMY HILFIGER CORPORATION

         PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
             1998 ANNUAL MEETING OF SHAREHOLDERS--NOVEMBER 2, 1998

The undersigned hereby appoints Silas K.F. Chou and Benjamin M.T. Ng, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Shareholders, to be held at PricewaterhouseCoopers, Price Waterhouse Centre, Lower Collymore Rock, Bridgetown, St. Michael, Barbados, on Monday, November 2, 1998 at 11:00 a.m., local time, and at any adjournment thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated September 25, 1998, receipt of which is herby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND, WITH RESPECT TO ITEM 4, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

                                                                  --------------
                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                       SIDE
                                                                  --------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.


                                                          Please mark
                                                         your votes as   -----
                                                          indicated in   | X |
                                                          this example   -----

1. Election of Directors.

   FOR all nominess              WITHHOLD               NOMINEES: J.J. Horowitz,
  listed to the right            AUTHORITY               R.K.Y. Chao, S. Murray
  (except as marked)      to vote for all nominees
   to the contrary)          listed to the right

        ------                     ------
        |    |                     |    |
        ------                     ------


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------------------------


2. Approval of Renewal of the Tommy Hilfiger U.S.A., Inc.
   Supplemental Executive Incentive Compensation Plan.

            FOR           AGAINST         ABSTAIN

            ----            ----            ----
            |  |            |  |            |  |
            ----            ----            ----

3. Ratification of Appointment of Auditors.

         FOR           AGAINST         ABSTAIN

         ----            ----            ----
         |  |            |  |            |  |
         ----            ----            ----


4. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof.


NOTE: Please date and sign this proxy exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Dated: ______________________________________ , 1998


____________________________________________________
                     Signature

____________________________________________________
                     Signature



--------------------------------------------------------------------------------